Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Eledon Pharmaceuticals, Inc. of our report dated March 30, 2021, relating to the consolidated financial statements of Eledon Pharmaceuticals, Inc. appearing in the Annual Report on Form 10-K of Eledon Pharmaceuticals, Inc. for the year ended December 31, 2020.

/s/ KMJ Corbin & Company LLP

Irvine, California

April 9, 2021